Exhibit 99.1

Tronox Reports First Quarter 2022 Financial Results

Solid first quarter results despite ongoing cost inflation and logistics challenges
Focused investments to further strengthen business model durability and long-term profitability

STAMFORD, Conn., Apr. 27, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending March 31, 2022, as follows:

First Quarter 2022 Financial Highlights:

•	Produced revenue of $965 million, an increase of 8% compared to the prior year, primarily driven by higher revenue from TiO2 and pig iron

•
Generated income from operations of $69 million and net income of $16 million, inclusive of a one-time fee regarding the settlement agreement reached with Venator totaling $85 million including the break fee and related negotiated interest

•	Achieved GAAP diluted EPS of $0.10; adjusted diluted EPS of $0.60 (non-GAAP) primarily due to the settlement

•	Delivered Adjusted EBITDA of $240 million, within the guided range, and an Adjusted EBITDA margin of 24.9%

•	Invested $103 million in capital expenditures and generated free cash flow of $86 million

•	Reaffirming 2022 Adjusted EBITDA and adjusted diluted EPS guidance; adjusting 2022 free cash flow lower largely to reflect the settlement

This outlook is based on Tronox's current views on current global economic activity and is subject to changes and impacts associated with the ongoing pandemic, global supply chain, and inflation-related challenges, among others.

Note: For the Company's guidance with respect to second quarter 2022 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending March 31, 2022

($M unless otherwise noted)	Q1 2022	Q1 2021	Y-o-Y % ∆	Q4 2021	Q-o-Q % ∆
Revenue	$965	$891	8%	$884	9%
TiO2	$773	$696	11%	$675	15%
Zircon	$108	$123	(12)%	$119	(9)%
Feedstock and other products	$84	$72	17%	$91	(8)%
Income from operations	$69	$125	(45)%	$134	(49)%
Net Income	$16	$26	(38)%	$87	(82)%
Net Income attributable to Tronox	$16	$19	(16)%	$83	(81)%
GAAP diluted earnings per share	$0.10	$0.12	(17)%	$0.52	(81)%
Adjusted diluted earnings per share	$0.60	$0.43	40%	$0.53	13%
Adjusted EBITDA	$240	$225	7%	$233	3%
Adjusted EBITDA Margin %	24.9%	25.3%	(40) bps	26.4%	(150) bps
Free cash flow	$86	$77	12%	$50	72%

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price		Volume	Price
TiO2	(6)%	18%		9%	6%
Local Currency Basis	n/a	20%		n/a	6%
Zircon	(38)%	43%		(20)%	14%

Co-CEOs' Remarks

"Tronox delivered solid first quarter results and continued to serve our customers against a backdrop of higher costs and logistics constraints," commented John D. Romano, co-chief executive officer. "It is a testament to the dedication of our employees that we have continued to deliver results in line with our expectations while overcoming these ongoing challenges, so we thank the Tronox team for their commitment."

Mr. Romano continued, "Market demand remains sound across all products, though we continue to monitor Europe given the crisis in Ukraine. Our financial exposure is minimal, with less than 1% of our total revenue from Russia and Ukraine combined in 2021. More importantly, our hearts go out to those impacted by the conflict, and we offer our support to those who are affected.

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"Our demand outlook for the year remains strong as TiO2 market tightness persists while inventories remain below seasonally normal levels, and similarly positive trends continue in the zircon and pig iron markets. While we experienced external challenges this quarter, Tronox remains well-positioned to continue to overcome adverse conditions. With our enterprise optimization model, we are able to optimize our global footprint, and we are investing to sustain our competitive advantage. We are focused on executing against our strategy to deliver safe, quality, low-cost, sustainable tons for our customers."

Jean-François Turgeon, co-chief executive officer, added, "We are committed to driving continued value creation through our capital allocation strategy. Our key capital projects, including newTRON and the mining development projects in Australia and South Africa, will unlock additional value from our vertically integrated business model and ensure we remain competitive across all economic scenarios while enabling improved return on capital. In the first quarter, after announcing the refinancing transaction that enabled the achievement of reaching our previous gross debt target, we repurchased approximately 1.4 million shares for a total of $25 million. We expect to continue share repurchases under the remaining $275 million program through February 2024 as cash generation permits. Additional debt reduction below our previous target of $2.5 billion will further strengthen our balance sheet and reduce interest costs. We look forward to sharing more details on our long-term strategy, outlook, and capital allocation priorities at our Investor Day on June 16, 2022."

First Quarter 2022 Results

(Comparisons are to prior year (Q1 2022 vs. Q1 2021) unless otherwise noted)

The Company recorded first quarter revenue of $965 million, an increase of 8%, largely driven by higher revenue from TiO2 and pig iron. Revenue from TiO2 sales was $773 million, an increase of 11% driven by a 20% increase in average selling prices on a local currency basis, or an 18% increase on a US dollar basis, partially offset by a 6% decrease in volumes. Sequentially, TiO2 volumes increased 9%, in line with previously communicated expectations, driven by higher volumes across all regions, while average selling prices increased 6% on both a local currency and US dollar basis.

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Zircon revenue decreased 12% to $108 million driven by a 38% decrease in volumes partially offset by a 43% increase in average selling prices. Sequentially, zircon volumes declined 20%, while average selling prices increased 14%. The volume decline on both a year-over-year and sequential basis are due to higher sales from inventory in previous quarters.

Revenue from other products was $84 million, representing a 17% increase, primarily due to higher pig iron volumes and average selling prices. Revenue declined 8% sequentially, primarily due to lower pig iron volume and average selling prices.

Net income attributable to Tronox in the quarter of $16 million included non-recurring items such as the settlement and a deferred tax benefit. Together, these totaled $80 million or $0.51 per diluted share. Excluding these items, adjusted net income attributable to Tronox (non-GAAP) was $96 million, or $0.60 per diluted share, an increase of 45% and 40%, respectively.

Adjusted EBITDA of $240 million represented an increase of 7% driven by higher pricing across all products and favorable exchange rates, partially offset by higher costs to serve our customers, increased commodity costs, impacts from the extended downtime at the Company's Stallingborough, U.K. TiO2 pigment plant, lower volumes and product mix. Adjusted EBITDA margin was 24.9% for the quarter.

Sequentially, Adjusted EBITDA improved 3% due to higher average selling prices and improved TiO2 volumes, partially offset by higher costs to serve our customers, increased commodity costs, impacts from the Stallingborough facility extended downtime, lower zircon volumes, product mix and unfavorable exchange rates.

The Company's selling, general and administrative expenses were $78 million in the quarter. The Company incurred an $85 million one-time fee related to the settlement, inclusive of the break fee and related interest. Tronox's first quarter net interest was $30 million, a 39% decrease due to lower debt levels and reduced interest rates compared to the prior year. Depreciation, depletion and amortization expense was $68 million.

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Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the quarter with $2.6 billion of total debt and a net leverage ratio of 2.4x. Available liquidity at the end of the quarter totaled $758 million, including $292 million in cash and cash equivalents and $466 million available under revolving credit agreements.

Free cash flow for the first quarter was $86 million after $103 million in capital expenditures, including investments in key capital projects such as newTRON, the Company's global business transformation project to improve, automate, and digitize; and Atlas Campaspe, the mining development project in Eastern Australia that will sustain Tronox's internalization of feedstocks and associated cost advantages and also provide additional zircon supply. These investments are expected to generate returns significantly above the Company's cost of capital and sustain Tronox's position as a leading low-cost producer.

In the first quarter of 2022, the Company returned $25 million to shareholders through the repurchase of approximately 1.4 million shares. Tronox expects free cash flow generation to enable further debt reduction, annual dividend increases, and share repurchases, taking into account the significant capital expenditures forecasted this year.

Sustainability

In March, Tronox announced it had entered into a long-term power purchase agreement with the South African independent power producer, SOLA Group, to provide 200 MW of solar power to Tronox's mines and smelters in the Republic of South Africa. This project is expected to provide approximately 40% of Tronox's South African electricity needs and lower its worldwide scope 1 and 2 emissions by approximately 13%. The Company anticipates the project should be fully implemented by the fourth quarter of 2023. This project is only one example of numerous initiatives and investments being pursued by Tronox to meet its publicly announced goal to align with a global warming scenario below 2°C and achieve net zero greenhouse gas emissions by 2050. More information about the Company's sustainability initiatives will be available in the 2021 Sustainability Report, which is expected to be published mid-year and will be expanded further upon at Tronox's 2022 Investor Day.

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Outlook

The 2022 outlook reflects continued solid demand as well as persistent macro challenges including inflation and supply chain disruptions.

•	FY 2022:

◦	Reaffirming Adjusted EBITDA guided range at $1.025-$1.125 billion

◦	Reaffirming Adjusted diluted EPS guided range at $3.08 to $3.59[1]

◦
Adjusting free cash flow expectation lower to at least $265 million, reflecting the settlement ($85 million), increased 2022 capital expenditures ($25 million) and increased working capital requirements ($25 million)

•	Q2 2022: Adjusted EBITDA expected to be $265-280 million

1.	Assumes a corporate effective tax rate of approximately 20%, which may vary depending on jurisdiction of earnings and tax assets.

Mr. Romano concluded, "Based on what we see today, we remain confident in our outlook for the year given the continued strong demand trends we are seeing in the market. We are continuing to monitor recent macro developments including the conflict in Ukraine, which we anticipate will have a muting effect on European growth, but given tight inventories throughout the chain, we do not expect this to materially impact our end market demand. We remain committed to delivering on our commitments and driving value for our stakeholders."

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, April 28, 2022, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com

Dial-in Telephone Numbers:

United States: 1-844-200-6205

International: 1- 929-526-1599

Access code: 603841

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

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Conference Call Replay: Available via the internet and telephone beginning on April 28, 2022, 11:00 a.m. ET (New York), until May 5, 2022, 5:00 p.m. ET (New York)

Internet Replay: http://investor.tronox.com

Replay Dial-in Telephone Numbers:

US Toll Free: 1- 866-813-9403

International: +44 204 525 0658

Replay Access Code: 329532

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe and the Company’s anticipated capital allocation strategy. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions, inflationary pressures, political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict, supply chain disruptions, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$965	$891
Cost of goods sold	733	685
Gross profit	232	206
Selling, general and administrative expenses	78	81
Venator settlement	85	-
Income from operations	69	125
Interest expense	(32)	(50)
Interest income	2	1
Loss on extinguishment of debt	(1)	(34)
Other expense, net	(4)	(10)
Income before income taxes	34	32
Income tax provision	(18)	(6)
Net income	16	26
Net income attributable to noncontrolling interest	-	7
Net income attributable to Tronox Holdings plc	$16	$19

Earnings per share:
Basic	$0.10	$0.13
Diluted	$0.10	$0.12

Weighted average shares outstanding, basic (in thousands)	154,629	147,071
Weighted average shares outstanding, diluted (in thousands)	159,577	153,928

Other Operating Data:
Capital expenditures	103	58
Depreciation, depletion and amortization expense	68	84

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended March 31,
	2022	2021

Net income (loss) attributable to Tronox Holdings plc (U.S. GAAP)	$16	$19

Venator settlement (a)	85	-
Loss on extinguishment of debt (b)	1	26
Severance charges (c)	1	-
Transaction costs (d)	-	18
Gain on asset sale (e)	-	(2)
Costs associated with former CEO retirement (f)	-	3
Costs associated with Exxaro deal (g)	-	1
Income tax expense - deferred tax assets (h)	(7)	-
Other (i)	-	1
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$96	$66

Diluted net income (loss) per share (U.S. GAAP)	$0.10	$0.12

Venator settlement, per share	0.53	-
Loss on extinguishment of debt, per share	0.01	0.17
Severance charges, per share	0.01	-
Transaction costs, per share	-	0.12
Gain on asset sale, per share	-	(0.01)
Costs associated with former CEO retirement, per share	-	0.02
Costs associated with Exxaro deal, per share	-	0.01
Income tax expense - deferred tax assets, per share	(0.04)	-
Other, per share	-	0.01
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.60	$0.43

Weighted average shares outstanding, diluted (in thousands)	159,577	153,928

(1) Only the loss on extinguishment of debt in 2021 has been tax impacted. No income tax impacts have been given to any other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

(a) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.

(b)  2022 amount represents the loss in connection with issuance of a new term loan which closed in April 2022 but which expenses were incurred in the current quarter. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, and 4) issuance of its Senior Notes due 2029.

(c) Represents severance charges for employees whose position was eliminated from the Company which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(d) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Income.

(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.

(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(h) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in foreign tax jurisdictions.

(i) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$292	$228
Restricted cash	4	4
Accounts receivable (net of allowance for credit losses of $4 million and $4 million as of March 31, 2022 and December 31, 2021, respectively)	651	631
Inventories, net	1,050	1,048
Prepaid and other assets	187	132
Income taxes receivable	5	6
Total current assets	2,189	2,049

Noncurrent Assets
Property, plant and equipment, net	1,770	1,710
Mineral leaseholds, net	763	747
Intangible assets, net	229	217
Lease right of use assets, net	86	85
Deferred tax assets	981	985
Other long-term assets	197	194
Total assets	$6,215	$5,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$490	$438
Accrued liabilities	377	328
Short-term lease liabilities	22	26
Long-term debt due within one year	16	18
Income taxes payable	18	12
Total current liabilities	923	822

Noncurrent Liabilities
Long-term debt, net	2,567	2,558
Pension and postretirement healthcare benefits	117	116
Asset retirement obligations	146	139
Environmental liabilities	66	66
Long-term lease liabilities	61	55
Deferred tax liabilities	176	157
Other long-term liabilities	30	32
Total liabilities	4,086	3,945

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 155,797,426 shares issued and outstanding at March 31, 2022 and 153,934,677 shares issued and outstanding at December 31, 2021	2	2
Capital in excess of par value	2,049	2,067
Retained earnings	659	663
Accumulated other comprehensive loss	(637)	(738)
Total Tronox Holdings plc shareholders’ equity	2,073	1,994
Noncontrolling interest	56	48
Total equity	2,129	2,042
Total liabilities and equity	$6,215	$5,987

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$16	$26
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	68	84
Deferred income taxes	4	(3)
Share-based compensation expense	7	9
Amortization of deferred debt issuance costs and discount on debt	2	3
Loss on extinguishment of debt	1	34
Venator settlement	85	-
Other non-cash items affecting net income	2	14
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(11)	(120)
Decrease in inventories, net	21	63
(Increase) decrease in prepaid and other assets	(17)	32
Increase in accounts payable and accrued liabilities	18	2
Net changes in income tax payables and receivables	7	7
Changes in other non-current assets and liabilities	(14)	(16)
Cash provided by operating activities	189	135

Cash Flows from Investing Activities:
Capital expenditures	(103)	(58)
Insurance proceeds	-	1
Proceeds from sale of assets	1	-
Cash used in investing activities	(102)	(57)

Cash Flows from Financing Activities:
Repayments of long-term debt	(3)	(2,260)
Proceeds from long-term debt	-	2,375
Repurchase of common stock	(25)	-
Call premiums paid	-	(21)
Debt issuance costs	-	(30)
Dividends paid	(1)	(14)
Restricted stock and performance-based shares settled in cash for withholding taxes	-	(2)
Cash (used in) provided by financing activities	(29)	48

Effects of exchange rate changes on cash and cash equivalents and restricted cash	6	(7)

Net increase in cash, cash equivalents and restricted cash	64	119
Cash, cash equivalents and restricted cash at beginning of period	232	648
Cash, cash equivalents and restricted cash at end of period	$296	$767

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2022	2021

Net income (U.S. GAAP)	$16	$26
Interest expense	32	50
Interest income	(2)	(1)
Income tax provision	18	6
Depreciation, depletion and amortization expense	68	84
EBITDA (non-U.S. GAAP)	132	165
Share-based compensation (a)	7	9
Transaction costs (b)	-	18
Venator settlement (c)	85	-
Loss on extinguishment of debt (d)	1	34
Costs associated with former CEO retirement (e)	-	1
Gain on asset sale (f)	-	(2)
Foreign currency remeasurement (g)	8	(4)
Costs associated with Exxaro deal (h)	-	1
Other items (i)	7	3
Adjusted EBITDA (non-U.S. GAAP)	$240	$225

(a) Represents non-cash share-based compensation.

(b) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other expense, net” in the unaudited Condensed Consolidated Statements of Income.

(c) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.

(d) 2022 amount represents the loss in connection with issuance of a new term loan which closed in April 2022 but which expenses were incurred in the current quarter. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, and 4) issuance of its Senior Notes due 2029.

(e) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $9 million in the table above.

(f) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Condensed Consolidated Statement of Income.

(g) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other expense, net” in the unaudited Condensed Consolidated Statements of Income.

(h) Represents costs associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Income.

(i) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other expense, net” in the unaudited Condensed Consolidated Statements of Income.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2022:

Consolidated
Cash provided by operating activities	$189
Capital expenditures	(103)
Free cash flow (non-U.S. GAAP)	$86

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